Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 5, 2013, Office Depot, Inc. (“Office Depot” or the “Company”), together with its wholly-owned subsidiaries Dogwood Merger Sub Inc. and Dogwood Merger Sub LLC, completed its previously announced merger of equals transaction with OfficeMax Incorporated (“OfficeMax”) and its subsidiaries Mapleby Holdings Merger Corporation and Mapleby Merger Corporation (the “Merger”). In connection with the Merger, each former share of OfficeMax common stock, par value $2.50 per share, issued and outstanding immediately prior to the effective time of the Merger (excluding any shares of OfficeMax common stock held by Office Depot, Dogwood Merger Sub Inc. or in the treasury of OfficeMax) were converted into the right to receive 2.69 shares of Office Depot common stock representing approximately 45 percent of approximately 530 million total shares of the common stock outstanding of the combined company.

The following unaudited pro forma condensed combined financial statements give effect to (1) the business combination of Office Depot and Office Max, and (2) the sale of Office Depot’s investment in Office Depot de México, S.A. de C.V. (“Office Depot de Mexico”) to Grupo Gigante, S.A.B. de C.V. completed on July 9, 2013 (collectively, the “pro forma events”). The pro forma impacts of the sale of the investment in Office Depot de Mexico have been included in the unaudited condensed combined statements of operations because Office Depot believes this event is material to a reader’s understanding of the continuing impact of this transaction.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the pro forma events been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma information is based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on September 28, 2013, while the unaudited pro forma condensed combined statements of operations for the nine month period ended September 28, 2013, and the year ended December 29, 2012, are presented as if the pro forma events (including the sale of Office Depot de Mexico) had been consummated on January 1, 2012. The historical financial statements have been adjusted in the pro forma financial statements to give effects to events that are (1) directly attributable to the pro forma events, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of operations does not reflect cost savings expected to be realized from the elimination of certain expenses and synergies expected to be created or the costs to achieve such cost savings or synergies. Such costs may be material and no assurance can be given that cost savings or synergies will be realized. The deferred tax analysis for the combined companies is preliminary and subject to change as more information becomes available. Changes to the deferred tax accounts could increase goodwill.

The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Office Depot and OfficeMax as filed previously with the U. S. Securities and Exchange Commission.

Certain reclassifications have been made to the historical presentation of OfficeMax to conform to the presentation used in the unaudited pro forma condensed combined financial statements. Further review may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. However, at this time, we are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial statements of the combined company that are not reflected in the pro forma adjustments. As noted above, the deferred tax analysis is preliminary and may change deferred tax account balances and goodwill in future periods.

Although Office Depot and OfficeMax structured the transaction as a merger of equals, the transaction was treated as a business combination for accounting purposes. Office Depot is the deemed accounting acquirer and OfficeMax is the deemed accounting acquiree based on the guidance in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805. The acquisition method of accounting is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The Company anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the date of completion of the transactions, as required by ASC 805. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 28, 2013

(In thousands)

	Historical Office Depot	Historical OfficeMax	Pro Forma Adjustments for the Merger			Pro Forma Combined
Current assets:
Cash and cash equivalents	$724,741	$504,201	$(225,229)	4	(a)	$1,003,713
Receivables, net	798,147	549,597	(3,720)	4	(b)	1,344,024
Inventories	1,034,313	697,724	13,170	4	(c)	1,745,207
Deferred income taxes and receivables	—	59,431	(59,431)	4	(d)	—
Prepaid expenses and other current assets	136,578	67,756	(27,098)	4	(e)	177,236

Total current assets	2,693,779	1,878,709	(302,308)			4,270,180
Property and equipment, net	796,058	329,460	214,548	4	(f)	1,340,066
Goodwill	19,431	—	282,664	3		302,095
Other intangible assets, net	15,010	79,096	(23,096)	4	(g)	71,010
Investment in Boise Cascade Holdings, L.L.C.	—	40,896	39,104	4	(h)	80,000
Timber notes receivable	—	817,500	130,500	4	(h)	948,000
Deferred income taxes	28,582	50,240	(50,240)	4	(i)	28,582
Other assets	98,912	232,785	(91,287)	4	(j)	240,410

Total assets	$3,651,772	$3,428,686	$199,885			$7,280,343

Current liabilities:
Trade accounts payable	$841,293	$573,838	$—			$1,415,131
Accrued expenses and other current liabilities	944,137	350,506	19,508	4	(k)	1,314,151
Income taxes payable	10,600	1,369	—			11,969
Short-term borrowings and current maturities of long-term debt	23,916	6,620	—			30,536

Total current liabilities	1,819,946	932,333	19,508			2,771,787
Deferred income taxes and other long-term liabilities	390,133	—	4,200	4	(l)	394,333
Long-term debt, net of current maturities	471,259	225,736	(4,356)	4	(h)	692,639
Non-recourse debt	—	735,000	128,000	4	(h)	863,000
Other long-term items:
Compensation and benefits obligations	—	342,569	(121,760)	4	(h)	220,809
Deferred gain on sale of assets	—	42,008	(42,008)	4	(m)	—
Other long-term liabilities	—	122,309	34,296	4	(n)	156,605

Total liabilities	2,681,338	2,399,955	17,880			5,099,173

Commitments and contingencies
Noncontrolling interest in joint venture	—	62,062	—			62,062
Redeemable preferred stock, net	193,201	—	(193,201)	4	(o)	—

Stockholders’ equity:
Preferred stock—no par value	—	26,245	(26,245)	4	(p)	—
Common stock	2,950	218,585	(216,192)	4	(p)	5,343
Additional paid-in capital	1,088,595	1,011,080	357,093	4	(p)	2,456,768
Accumulated other comprehensive income (loss)	259,617	(139,021)	139,021	4	(p)	259,617
Accumulated deficit	(516,196)	(150,220)	121,529	4	(p)	(544,887)
Treasury stock, at cost	(57,733)	—	—			(57,733)

Total stockholders’ equity	777,233	966,669	375,206			2,119,108

Total liabilities and equity	$3,651,772	$3,428,686	$199,885			$7,280,343

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 28, 2013

(In thousands, except per share amounts)

	Historical Office Depot	Historical OfficeMax	Pro Forma Adjustment for the Sale of Interest in Office Depot de Mexico	Pro Forma for the Sale of Interest in Office Depot de Mexico	Pro Forma Adjustments for the Merger			Pro Forma Combined
Sales	$7,756,327	$4,964,637	—	$12,720,964	$25,515	5	(a)	$12,746,479
Cost of goods sold and occupancy costs	5,917,618	3,700,854	—	9,618,472	101,038	5	(b)	9,719,510

Gross profit	1,838,709	1,263,783	—	3,102,492	(75,523)			3,026,969
Operating and selling expenses	1,341,504	1,201,164	—	2,542,668	(287,586)	5	(c)	2,255,082
Asset impairments	58,381	—	—	58,381	—			58,381
General and administrative expenses	455,070	—	—	455,070	193,797	5	(d)	648,867
Other operating expenses (income), net	—	(105,197)	—	(105,197)	105,197	5	(e)	—
Merger and certain-shareholder related expenses	71,564	—	—	71,564	(63,764)	5	(f)	7,800

Operating (loss) income	(87,810)	167,816	—	80,006	(23,167)			56,839
Other income (expense):
Interest income	1,422	32,156	—	33,578	(11,415)	5	(g)	22,163
Interest expense	(48,471)	(49,999)	—	(98,470)	12,310	5	(h)	(86,160)
Gain on disposition of joint venture	381,541	—	(381,541)	—	—			—
Miscellaneous income (expense), net	14,192	(274)	(13,459)	459	—			459

Earnings (loss) before income taxes	260,874	149,699	(395,000)	15,573	(22,272)			(6,699)
Income tax expense	160,823	68,661	(145,600)	83,884	(48,126)	5	(i)	35,758

Net earnings (loss)	100,051	81,038	(249,400)	(68,311)	25,854			(42,457)
Net earnings attributable to noncontrolling interests	12	2,843	—	2,855	—			2,855

Net earnings (loss) attributable to company	100,039	78,195	(249,400)	(71,166)	25,854			(45,312)
Preferred stock dividends	48,378	1,514	—	49,892	(49,892)	5	(j)	—

Net earnings (loss) attributable to common stockholders	$51,661	$76,681	$(249,400)	$(121,058)	$75,746			$(45,312)

Net earnings (loss) per share:
Basic	$0.18	$0.88				5	(k)	$(0.09)
Diluted	$0.18	$0.86				5	(k)	$(0.09)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 29, 2012

(In thousands, except per share amounts)

	Historical Office Depot	Historical OfficeMax	Pro Forma Adjustment for the Sale of Interest in Office Depot de Mexico	Pro Forma for the Sale of Interest in Office Depot de Mexico	Pro Forma Adjustments for the Merger			Pro Forma Combined
Sales	$10,695,652	$6,920,384	—	$17,616,036	$23,547	5	(a)	$17,639,583
Cost of goods sold and occupancy costs	8,159,614	5,135,927	—	13,295,541	162,432	5	(b)	13,457,973

Gross profit	2,536,038	1,784,457	—	4,320,495	(138,885)			4,181,610
Operating and selling expenses	1,823,826	1,645,245	—	3,469,071	(328,805)	5	(c)	3,140,266
Recovery of purchase price	(68,314)	—	—	(68,314)	—			(68,314)
Asset impairments	138,540	11,376	—	149,916	—			149,916
General and administrative expenses	672,827	—	—	672,827	274,835	5	(d)	947,662
Other operating expenses, net	—	103,558	—	103,558	(103,558)	5	(e)	—

Operating (loss) income	(30,841)	24,278	—	(6,563)	18,643			12,080
Other income (expense):
Interest income	2,240	43,772	—	46,012	(14,816)	5	(g)	31,196
Interest expense	(68,937)	(69,765)	—	(138,702)	16,662	5	(h)	(122,040)
(Loss) gain on extinguishment of debt	(12,110)	670,766	—	658,656	—			658,656
Miscellaneous income, net	34,225	489	(32,160)	2,554	—			2,554

(Loss) earnings before income taxes	(75,423)	669,540	(32,160)	561,957	20,489			582,446
Income tax expense	1,697	248,722	(4,700)	255,119	21,617	5	(i)	276,736

Net (loss) earnings	(77,120)	420,818	(36,860)	306,838	(1,128)			305,710
Net (loss) earnings attributable to noncontrolling interests	(9)	4,028	—	4,019	—			4,019

Net (loss) earnings attributable to company	(77,111)	416,790	(36,860)	302,819	(1,128)			301,691
Preferred stock dividends	32,934	2,096	—	35,030	(35,030)	5	(j)	—

Net (loss) earnings attributable to common stockholders	$(110,045)	$414,694	$(36,860)	$267,789	$33,902			$301,691

Net earnings (loss) per share:
Basic	$(0.39)	$4.79				5	(k)	$0.58
Diluted	$(0.39)	$4.74				5	(k)	$0.57

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands, except per share amounts)

1. Description of Transactions

Merger

On November 5, 2013, Office Depot, together with its wholly-owned subsidiaries Dogwood Merger Sub Inc. and Dogwood Merger Sub LLC, completed its previously announced merger of equals transaction with OfficeMax and its subsidiaries Mapleby Holdings Merger Corporation and Mapleby Merger Corporation. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 20, 2013, as amended on November 5, 2013 (the “Merger Agreement”), by and among the Company, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax, OfficeMax became an indirect, wholly-owned subsidiary of the Company.

In connection with the Merger, each former share of OfficeMax common stock, par value $2.50 per share, issued and outstanding immediately prior to the effective time of the Merger (excluding any shares of OfficeMax common stock held by the Company, Dogwood Merger Sub Inc. or in the treasury of OfficeMax) were converted into the right to receive 2.69 shares of Company common stock.

Pursuant to the Merger Agreement, the Company issued approximately 240 million shares of Company common stock to former holders of OfficeMax common stock, representing approximately 45 per cent of approximately 530 million total shares of Company common stock outstanding.

The Company’s common stock continues to trade on the New York Stock Exchange (the “NYSE”) under the symbol “ODP.” Following completion of the Merger, the OfficeMax common stock ceased trading on, and was delisted from, the NYSE.

The foregoing description of the Merger Agreement and the Merger is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U. S. Securities and Exchange Commission (the “SEC”) on February 22, 2013, and the First Amendment to the Merger Agreement, a copy of which was attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2013, and which are incorporated herein by reference.

Sale of the Company’s Interest in Office Depot de Mexico

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 15, 2013, the Company completed the sale of its investment in Office Depot de Mexico on July 9, 2013. The sale transaction is reflected in the Office Depot historical balance sheet as of September 28, 2013 and thus, no pro forma adjustments are required. The unaudited pro forma condensed combined statements of operations have been adjusted to eliminate the gain on sale recognized during the nine month period ended September 28, 2013, the proportionate share of Office Depot de Mexico’s net income recognized by Office Depot through the sale date in 2013 and the year ended December 29, 2012, and the related tax provisions. Concurrent with the gain recognized in 2013, the Company recognized goodwill impairment of $44 million when the investment in Office Depot de Mexico was removed from the related reporting unit. No adjustment is made in this pro forma information for that impairment as it is not considered directly related to the transaction.

2. Value of Office Depot Common Stock Issued

The following is a calculation of the value of the Office Depot common stock issued to OfficeMax stockholders pursuant to the Merger Agreement:

(In thousands, except per share amounts)
OfficeMax common stock outstanding as of November 5, 2013[1]	87,511
OfficeMax Series D preferred stock, as converted[2]	1,465

OfficeMax common stock outstanding	88,976
OfficeMax share-based awards exchanged[1]	2,811

OfficeMax common stock exchanged	91,787
Exchange ratio	2.69

Office Depot common stock issued	246,907
Office Depot common stock per share price as of November 5, 2013	$5.65

Fair value of shares of Office Depot common stock issued	$1,395,025

[1]	The actual number of shares of OfficeMax common stock outstanding and exercisable and OfficeMax share-based awards was determined immediately prior to the effective time of the Merger. For purposes of calculating total consideration in these unaudited pro forma condensed combined financial statements, the Office Depot closing stock price as of November 5, 2013 has been used to calculate the value associated to OfficeMax exercisable share-based awards. The consideration assigned to these awards at the closing of the transactions was based on an option pricing model applied to the actual number of shares exercisable.
[2]	Prior to the closing of the transactions, OfficeMax redeemed each issued and outstanding share of its OfficeMax Series D preferred stock for shares of OfficeMax common stock at the liquidation preference of $45.00 per share in accordance with the terms governing the OfficeMax Series D preferred stock. The shares of OfficeMax common stock issued upon such redemption were then converted at the effective time of the Merger into shares of Office Depot common stock based on the exchange ratio and unpaid dividends and distributions, pursuant to the Merger Agreement.

In accordance with ASC Topic 805, the fair value of equity securities issued was measured on the closing date of the transactions at the then-current market price.

3. Estimate of Assets Acquired and Liabilities Assumed

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of OfficeMax are recorded at acquisition date fair values and added to the accounts of Office Depot. The pro forma adjustments are preliminary and based on estimates of fair values and useful lives and have been prepared to illustrate the estimated effects of the Merger. The allocation is dependent upon certain valuation and other studies conducted to date; however, not all such work has been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and analyses completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates and fair values presented below.

The following is a preliminary estimate of the fair value of assets acquired and the liabilities assumed by Office Depot in the transactions, reconciled to the calculated value of the Office Depot common stock issued to OfficeMax stockholders pursuant to the Merger Agreement (in thousands):

Net book value of assets acquired as of September 28, 2013	$966,669
Elimination of existing OfficeMax intangible assets	(79,096)
Deferred tax adjustments	(108,080)
Net adjustments to other OfficeMax assets/liabilities acquired	(53,237)

Adjusted net book value of assets acquired as of September 28, 2013	726,256
Fair value adjustments:
Intangible assets	56,000
Investment in Boise Cascade Holdings, L.L.C.	39,104
Timber notes receivable	130,500
Recourse debt	4,356
Non-recourse debt	(128,000)
Inventory	12,175
Property and equipment	158,792
Favorable leases	58,000
Unfavorable leases	(59,000)
Other receivables	(5,531)
Pension and other postemployment benefits	121,760
Software	(2,051)

Fair value of assets acquired and liabilities assumed	1,112,361
Goodwill	282,664

Total purchase price	$1,395,025

The amount of goodwill to be reported in the year end 2013 financial statements is expected to be greater than the amount reported above because of results of operations and asset balance changes between the pro forma balance sheet date of September 28, 2013 and the merger date of November 5, 2013 and updated fair values assigned to assets acquired and liabilities assumed, including possible changes from the deferred tax analysis.

4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects (i) use of $222,761 of cash to redeem remaining Office Depot convertible preferred stock in accordance with the voting agreement (see note 4 (o)); (ii) the reclassification of OfficeMax credit card receivables from accounts receivable to cash for $26,223 to conform the presentation of OfficeMax to Office Depot’s financial statements; and (iii) acquisition-related transaction costs totaling $28,691 paid on the closing date. Because the $28,691 of acquisition-related transaction costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as an increase to accumulated deficit. Additionally, the Company will continue to incur transaction-related costs, including legal, accounting, valuation, employee severance, employee retention and other costs subsequent to the Merger closing date and such costs likely will be significant; however, no pro forma adjustments for these costs were recorded.

(b)	Reflects the following adjustments to conform the presentation of OfficeMax to Office Depot’s financial statements and opening balance sheet adjustments: (i) the reclassification of OfficeMax credit card receivables from accounts receivable to cash for $26,223; (ii) the reclassification of sales rebates for $24,609 from a contra-accounts receivable to accrued expenses and other current liabilities; (iii) the reclassification of tax refunds from deferred income taxes and receivables to accounts receivable for $5,791; (iv) other adjustments required to conform the presentation of OfficeMax to Office Depot’s financial statements that result in a decrease in accounts receivable for $2,366; and (v) a fair value reduction of $5,531.

(c)	Reflects the purchase accounting adjustment to recognize the additional value embedded in inventories recorded at fair value for $12,175 and an adjustment for $995 to conform the presentation of OfficeMax to Office Depot’s financial statements.

(d)	Reflects establishment of a full valuation allowance on OfficeMax’s U.S. short-term deferred tax assets of $53,640 and the reclassification of tax refunds from deferred income taxes and receivables to accounts receivable for $5,791 to conform the presentation of OfficeMax to Office Depot’s financial statements. See note 5(i) for additional information about the preliminary assessment of deferred tax assets and the related valuation allowance.

(e)	Reflects purchase accounting adjustments to eliminate the current portion of OfficeMax customer acquisition costs of $27,098.

(f)	Reflects (i) a reclassification of capitalized software from other assets to property and equipment, net for $57,807 to conform the presentation of OfficeMax to Office Depot’s financial statements; and (ii) a purchase accounting adjustment of $156,741 to record property and equipment, net at fair value. A summary of the effects of the preliminary purchase price allocation to property and equipment, net is as follows:

	Historical Net Book Value	Estimated Fair Value	Pro Forma Adjustment	Useful Life (years)
Computer software	$57,807	$55,756	$(2,051)	2 to 3
Land & land improvements, Buildings & improvements, Machinery & equipment	329,460	488,252	158,792	2 to 37

Total property and equipment, net	$387,267	$544,008	$156,741

(g)	Reflects the preliminary purchase price allocation to the other identifiable intangible assets is as follows:

	Historical Net Book Value	Estimated Fair Value	Pro Forma Adjustment	Useful Life (years)
Trade names	$66,000	$11,000	$(55,000)	2
Customer lists/relationships and exclusive distribution rights	13,096	45,000	31,904	3 to 12

Total other intangible assets	$79,096	$56,000	$(23,096)

(h)	Reflects the preliminary estimate of fair value to the following assets and liabilities:

	Additional Footnote Reference	Historical Net Book Value	Estimated Fair Value	Pro Forma Adjustment
Investment in Boise Cascade Holdings, L.L.C.	5(c2)	$40,896	$80,000	$39,104
Timber notes receivable	5(g)	817,500	948,000	130,500
Recourse debt	—	232,356	228,000	(4,356)
Non-recourse debt	5(h)	735,000	863,000	128,000
Pension and other postemployment benefits	5(c8)	302,447	180,687	(121,760)

(i)	Reflects establishment of a full valuation allowance on OfficeMax’s U.S. long term deferred tax assets of $50,240.

(j)	Reflects (i) a reclassification of capitalized software from other assets to property and equipment, net for $57,807 to conform the presentation of OfficeMax to Office Depot’s financial statements; (ii) purchase accounting adjustments to eliminate OfficeMax (a) non-current portion of customer acquisition costs for $37,197; (b) deferred financing costs for $5,136; and (c) eliminate the existing pre-Merger favorable lease asset for $49,147, and (d) record the favorable lease asset resulting from the Merger for $58,000.

(k)	Reflects the reclassification of sales rebates for $24,609 from a contra-accounts receivable to accrued expenses and other current liabilities to conform the presentation of OfficeMax to Office Depot’s financial statements, partially offset by the settlement of accrued preferred stock dividends of $5,101 (see note 4(o)).

(l)	Reflects the net long term deferred tax liability recorded for OfficeMax international jurisdictions in connection with the Merger.

(m)	Reflects purchase accounting adjustments to eliminate the OfficeMax deferred gain on sale of assets.

(n)	Reflects purchase accounting adjustments to eliminate the existing deferred rent liability for $41,294 and record the unfavorable lease liability resulting from this merge for $59,000. Reflects an adjustment for the increase in other accruals of $16,590 to conform OfficeMax accounting policies to Office Depot’s.

(o)	Reflects the redemption of the Office Depot convertible preferred stock in accordance with the terms of the voting agreement (see note 4(a)). On November 5, 2013, prior to the effective time of the Merger, the Company redeemed all of the outstanding shares of its convertible preferred stock for cash at an aggregate redemption price of $222,761 pursuant to the Merger-related agreements. The aggregate cash payment included $193,201 to eliminate the preferred stock carrying value, $24,459 classified as a dividend and offsets against Additional paid-in capital (see note 4(p)), and $5,101 settlement of accrued preferred stock dividends.

(p)	Reflects the following adjustments to eliminate OfficeMax’s historical stockholders’ equity, to record acquisition-related transaction costs totaling $28,691 paid on the closing date, and to record the fair value of shares of Office Depot common stock issued pursuant to the Merger Agreement upon completion of the transactions:

(In thousands)
Eliminate OfficeMax’s historical stockholders’ equity	$(966,669)
Redemption of Office Depot convertible preferred stock—dividend portion	(24,459)
Fair value of the shares of Office Depot common stock issued[1]	1,395,025
Certain acquisition-related transaction costs[2]	(28,691)

$375,206

[1]	The fair value of shares of Office Depot common stock is presented in the unaudited pro forma condensed combined balance sheet as an increase in common stock for par, with the difference being recorded in Additional paid in-capital.
[2]	See note 4(a).

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Certain incentives offered to OfficeMax’s business customers upon the inception of long term supply agreements were deferred and amortized as a reduction of revenue over the life of the underlying agreements. This adjustment reflects the elimination of customer acquisition cost amortization that reduced sales in the historical OfficeMax statement of operations (see notes 4(e) and 4(j) to the unaudited pro forma condensed combined balance sheet for elimination of the related assets through purchase accounting).

(b)	The following table summarizes pro forma adjustments impacting cost of goods sold and occupancy costs:

Nine Month Period Ended September 28, 2013	Year Ended December 29, 2012		Nature of Adjustment
$95,762	$133,565	(b1)	Shipping and handling reclassification
7,248	9,664	(b2)	Straight line rent adjustment
(2,822)	7,099	(b3)	Elimination of favorable/unfavorable lease impact
(5,746)	(9,015	) (b4)	Favorable/unfavorable lease based on fair values
(15,006)	(20,372	) (b5)	Elimination of depreciation and amortization
21,602	29,316	(b6)	Depreciation and amortization based on fair values
—	12,175	(b7)	Fair value of inventory sell-through

$101,038	$162,432

(b1)	Represents a reclassification adjustment to conform OfficeMax’s presentation of certain fees for shipping and handling expense included in operating and selling expenses to cost of goods sold and occupancy costs in accordance with Office Depot’s policy.
(b2)	Reflects the adjustment related to the new straight line rent expense recalculated as a result of the Merger.
(b3)	Reflects the elimination of the OfficeMax net amortization expense of the favorable/unfavorable lease assets and liabilities as the underlying balances were modified as part of purchase accounting.
(b4)	Reflects the adjustment related to the amortization of favorable/unfavorable lease assets and liabilities based on the fair value of the lease agreements as of the Merger date.
(b5)	Reflects the elimination of the OfficeMax depreciation and amortization expense of property and equipment, intangible assets and capitalized software as the underlying balances were written-off as part of purchase accounting.
(b6)	Reflects the depreciation expense of property and equipment calculated based on the fair value of these acquired assets as of the Merger date.
(b7)	Reflects the expense of the fair value inventory adjustment (see note 3) based on the anticipated one year sell-through.

(c)	The following table summarizes pro forma adjustments impacting operating and selling expenses:

Nine Month Period Ended September 28, 2013	Year Ended December 29, 2012		Nature of Adjustment
$(95,762)	$(133,565	) (c1)	Shipping and handling reclassification
(16,774)	103,558	(c2)	Other operating expense, net reclassification
(193,797)	(274,835	) (c3)	General and administrative expense reclassification
(40,924)	(53,752	) (c4)	Elimination of depreciation and amortization
64,224	86,945	(c5)	Depreciation and amortization based on fair values
—	4,193	(c6)	Share-based compensation expense adjustment
—	(56,367	) (c7)	Elimination of accelerated pension expense
(4,553)	(4,982	) (c8)	Pension expense adjustment

$(287,586)	$(328,805)

(c1)	See note (b1) above.
(c2)	Represents a reclassification adjustment to conform OfficeMax’s presentation of other operating expenses (income), net to operating and selling expenses in accordance with Office Depot’s policy (see note 5 (e)). Also, included in the 2013 historical results for OfficeMax is a gain on sale of the Boise investment of $137,523 that has been eliminated in this pro forma information, as the deferred gain associated with the Boise investment was eliminated in purchase accounting. The remaining Boise investment was increased to fair value on the date of merger (see note 4(h)). And, for the nine month period ended September 28, 2013, OfficeMax incurred transaction costs of $49,100 which are eliminated due to the non-recurring nature of these expenses (see note 5(e)).

(c3)	Represents a reclassification adjustment to conform OfficeMax’s presentation of certain general and administrative expenses from operating and selling expenses to general and administrative expenses in accordance with Office Depot’s policy.
(c4)	Reflects the elimination of the depreciation and amortization expense of property and equipment, intangible assets and capitalized software as the underlying balances were modified as part of purchase accounting.
(c5)	Reflects the depreciation and amortization expense of property and equipment, intangible assets and capitalized software calculated based on the fair value of these assets as of the Merger date.
(c6)	Reflects the elimination of OfficeMax share-based compensation expenses recorded prior to the Merger for $9,391 and an adjustment to record share-based compensation recalculated as a result of purchase accounting for $13,584. No adjustment relating to stock-based compensation expenses was recorded for the nine-month period ended September 28, 2013 because the difference between share-based compensation expenses recorded prior to the Merger and share-based compensation expenses recalculated as a result of purchase accounting is not material to the pro forma condensed combined statement of operations.
(c7)	Reflects the elimination of OfficeMax’s acceleration of pension expense related to participant settlements during fiscal year 2012. The fiscal year 2012 charge was a reclassification of deferred pension loss out of Accumulated other comprehensive income (“AOCI”). As part of purchase accounting, the OfficeMax AOCI balance is eliminated (see Note 4(p)), as well as the amount included in the fiscal year 2012 statement of operations.
(c8)	Reflects the adjustment related to pension and other postemployment benefits expense based on the fair value of the pension and other postretirement plan assets and liabilities as of the Merger date. The adjustment primarily reflects a change in discount rates from 3.88% used in the 2012 pension plan valuation to 4.76% used at the merger date revaluation, as well as the elimination of deferred pension loss following the application of purchase accounting.

(d)	Reflects a reclassification adjustment to conform OfficeMax’s presentation of general and administrative expenses in accordance with Office Depot’s policy (see note 5(c3)).

(e)	Reflects (i) reclassification adjustment to conform OfficeMax’s presentation of other operating expenses (income), net to operating and selling expenses in accordance with Office Depot’s policy (see note 5(c2)), and (ii) the elimination of historical expenses directly related to the Merger for $49,100 incurred by OfficeMax, principally legal and financial advisory fees due to the non-recurring nature of this expense for the nine month period ended September 28, 2013. Refer to note 5(i) below for the amount of income tax benefit recorded on these expenses in the OfficeMax historical results from operations and the corresponding pro forma tax adjustment that has been recorded to the pro forma condensed combined statement of operations for the nine month period ended September 28, 2013.

(f)	Reflects the elimination of historical expenses directly related to the Merger incurred by Office Depot, including principally legal and financial advisory fees due to the non-recurring nature of this expense.

(g)	Reflects the reduction to interest income as a result of the step-up in the fair value of the timber notes receivable. The difference between the fair value at interest rates on the date of the merger and the amount of the timber notes receivable based on interest rates when originally issued in 2004 is recognized as an increase in the carrying value of the notes and a reduction of interest income over the remaining term of the timber notes receivable.

(h)	Reflects the following adjustments: (i) reduction to interest expense as a result of the step-up in the fair value of the non-recourse debt of $11,135 and $14,423 for the nine month period ended September 28, 2013 and for the year ended December 29, 2012, respectively. The difference between the fair value at interest rates on the date of the merger and the amount of the non-recourse debt based on interest rates when originally issued in 2004 is recognized as an increase in the carrying value of the non-recourse debt and a reduction of interest expense over the remaining term of the non-recourse debt, and (ii) the elimination of $1,175 and $2,239 of amortization expense associated with the deferred financing costs that were eliminated as part of purchase accounting for the nine month period ended September 28, 2013 and the year ended December 29, 2012, respectively.

(i)	For the nine month period ended September 28, 2013, reflects the elimination of a tax benefit of $4,700 recorded by OfficeMax as a result of merger related expenses (see note 5(e)), and the elimination of tax expense of $52,856 that was recorded by OfficeMax as a result of the pre-tax gain on sale of assets of $137,523 (see note 5(c2)). For the year ended December 29, 2012, reflects the elimination of the tax benefit recorded by OfficeMax in connection with the acceleration of pension expense related to participant settlements (see note 5(c7)). Since the pre-tax impact of these items is eliminated, the related tax impact has also been eliminated. Other than these adjustments, no other pro forma adjustments have been recorded related to the Merger in the pro forma condensed combined statement of operations, due to the valuation allowance assessment. Currently, a valuation allowance is considered appropriate on the OfficeMax deferred tax assets as the combined company is in a 36-month cumulative loss position. The deferred tax analysis for the combined companies is preliminary and subject to change as more information becomes available. Changes to the deferred tax accounts could increase goodwill.

(j)	Reflects the elimination of the preferred stock dividends for both Office Depot and OfficeMax as a result of the Merger. See notes 4(a), (o) and (p) to the unaudited pro forma condensed combined balance sheet.

(k)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio.

(In thousands)	Nine Month Period Ended September 28, 2013	Year Ended December 29, 2012
Weighted-average shares used in computing net earnings per share – Office Depot	281,906	279,727
Shares of Office Depot common stock issued as a result of the Merger	239,345	239,345

Pro forma weighted-average shares used in computing net earnings per share – basic	521,251	519,072
Dilutive securities – Office Depot plans	5,133	4,401
Dilutive securities – former OfficeMax plans	4,382	3,618

Pro forma weighted-average shares used in computing net earnings per share – diluted	530,766	527,091